Exhibit 99.1

CHIRON CONFIRMS RECEIPT OF NOVARTIS OFFER

EMERYVILLE, CA, September 1, 2005 — Chiron Corporation (NASDAQ: CHIR) confirmed today that it has received an offer from Novartis AG (NYSE: NVS) to acquire the approximately 58% of Chiron shares that Novartis does not already own for $40 per Chiron share in cash.

The Chiron Board of Directors, excluding the three Novartis directors, will thoroughly evaluate the offer in due course with the assistance of Chiron’s financial advisors, Morgan Stanley and Credit Suisse First Boston.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people’s lives. For more information about Chiron, please visit www.chiron.com.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change. A discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by any forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and the Form 10-Q for the quarter ended June 30, 2005, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company’s actual performance to differ from current expectations.  Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

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